SECURITIES PURCHASE AGREEMENT

dated as of May 29, 2025

among

CFN ENTERPRISES INC.,

J STREET CAPITAL PARTNERS, LLC

AND

THE OTHER PARTIES SET FORTH IN EXHIBIT A HERETO

Page

ARTICLE I DEFINITIONS1

1.1Certain Definitions1

ARTICLE II PURCHASE AND SALE OF THE SECURITIES6

2.1Purchase and Sale of the Securities6

2.2Closing7

2.3Transactions to be Effected at the Closing7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS7

3.1Authority and Enforceability7

3.2Noncontravention8

3.3The Securities8

3.4Brokers’ Fees8

3.5Understandings or Arrangements8

3.6Seller Status9

3.7Experience of Each Seller9

3.8Access to Information9

3.9Legend9

ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY10

4.1Organization; Standing and Power; Authority and Enforceability10

4.2Subsidiaries11

4.3Capitalization11

4.4Noncontravention11

4.5Bank Statements12

4.6Taxes12

4.7Compliance with Laws and Orders; Permits12

4.8No Undisclosed Liabilities13

4.9Tangible Personal Assets13

4.10Real Property13

4.11Intellectual Property13

4.12Absence of Certain Changes or Events14

4.13Contracts15

4.14Litigation15

4.15Employee Benefits16

4.16Labor and Employment Matters16

4.17Environmental Matters17

4.18Insurance17

4.19Brokers’ Fees17

4.20Certain Business Relationships with the Company17

4.21Equipment17

4.22Suppliers17

4.23Inventory18

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4.24Officers and Directors; Bank Accounts, Signing Authority, Powers of Attorney18

4.25Accounts Receivable18

4.26Customers..18

4.27No Other Representations and Warranties18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER19

5.1Organization19

5.2Authorization19

5.3Noncontravention19

5.4Brokers’ Fees20

5.5Independent Investigation20

ARTICLE VI COVENANTS20

6.1Consents20

6.2Operation of the Company’s Business20

6.3Access20

6.4Transfer of Cash and Cash Equivalents21

6.5Notice of Developments21

6.6No Solicitation21

6.7Covenant not to Compete21

6.8Financial Information22

6.9Taking of Necessary Action; Further Action22

6.10Disclosure Schedule22

6.11Confidentiality22

ARTICLE VII CONDITIONS TO OBLIGATIONS TO CLOSE23

7.1Conditions to Obligation of the Buyer23

7.2Conditions to Obligation of the Sellers and the Company24

ARTICLE VIII TERMINATION; AMENDMENT; WAIVER25

8.1Termination of Agreement25

8.2Effect of Termination25

8.3Amendments26

8.4Waiver26

ARTICLE IX INDEMNIFICATION26

9.1Survival26

9.2Indemnification by Sellers27

9.3Indemnification by Buyer27

9.4Third Party Indemnification Procedures; Direct Claim Procedures27

9.5Direct Claim Procedures29

9.6Limitation on Indemnification Obligation29

9.7Payments30

9.8Tax Refunds, Insurance Proceeds and Other Payments30

9.9Mitigation31

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ARTICLE X MISCELLANEOUS31

10.1Press Releases and Public Announcement31

10.2No Third-Party Beneficiaries31

10.3Entire Agreement31

10.4Succession and Assignment31

10.5Construction31

10.6Notices31

10.7Governing Law32

10.8Consent to Jurisdiction and Service of Process32

10.9Headings32

10.10Severability33

10.11Expenses33

10.12Incorporation of Exhibits and Schedules33

10.13Limited Recourse33

10.14Specific Performance33

10.15Counterparts33

EXHIBIT A – List of Sellers

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SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of May 29, 2025 (the “Agreement”), among CFN ENTERPRISES INC., a Delaware corporation (the “Buyer”), J STREET CAPITAL PARTNERS, LLC, a Florida limited liability company (the “Company”), and the other party or parties set forth in Exhibit A hereto (each a “Seller” and, if more than one, the “Sellers”).

BACKGROUND

Each Seller is the record and beneficial owner of the equity interests (“Securities”) in the Company set forth opposite each such Seller’s name on Exhibit A.  The Sellers collectively own 100% of the issued and outstanding Securities in the Company.  The Sellers desire to sell all the Securities to the Buyer, and the Buyer desires to purchase all the Securities from Sellers, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Interests, the “Acquisition”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article IDEFINITIONS

1.1Recitals/Certain Definitions.

(a)The recitals set forth above are incorporated by reference as if fully set forth herein. When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a) and other defined terms will have the meanings given to them elsewhere in this Agreement:

“Accounts Receivable” means accounts receivable trade receivables, and other similar receivables, and any security, claim, remedy, or other right related to any of the foregoing, in each case relating to or arising out of the business of the Company.

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, membership interests or other equity interests, as trustee or executor, by Contract or otherwise.

“Ancillary Agreements” means the Equity Compensation Agreement (the “Equity Compensation Agreement”), and those certain Lock-Up/Leak-Out Agreements, each among the Company, the Buyer and the Sellers dated as of the date hereof.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (v) stock purchase, stock option, severance pay, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company has any present or future right to benefits sponsored or maintained by the Company or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Indebtedness” means (a) all obligations of the Company or any of its subsidiaries for borrowed money; (b) all obligations of the Company or any of its subsidiaries evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by any Company, whether or not the obligation secured thereby has been assumed; (d) all guarantees by the Company or any of its subsidiaries of obligations of others for borrowed money; and (e) all obligations, contingent or otherwise, of the Company or any of its subsidiaries as an account party in respect of letters of credit and letters of guaranty.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (i) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (ii) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (iii) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (v) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (vi) Internet domain name registrations.

“Inventory” means all inventories of raw materials, supplies, work-in-process, finished goods, and other materials used in or held for use in the business of the Company or any of its subsidiaries.

“IRS” means the Internal Revenue Service.

“Knowledge of the Sellers” means the actual knowledge of each Seller.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liability” means all Indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Company and any of its Subsidiaries, taken as a whole, provided, however, that none of the following, either alone or taken together with other changes, events, results, occurrences, developments or effects, will constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes, events, occurrences or developments in, or effects or results arising from or relating to, general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) changes, events, occurrences or developments in, or effects or results arising from or relating to, national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (c) changes, events, occurrences or developments in, or effects or results arising from or relating to, financial, banking, or securities markets (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security, commodity, contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Acquisition), (d) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic (including COVID-19), weather condition, explosion or fire or other force majeure event or act of God, (e) changes, events, developments, occurrences, results or effects arising from or relating to changes in Laws or other binding directives or determinations issued or made by, or agreements with or consents of, any Governmental Entity, (f) any change in, or effect arising from or related to changes in, GAAP or other accounting requirements or principles or the interpretation thereof, (g) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity, (h) actions required to be taken under applicable Laws or contracts to which the Company or any of its Subsidiaries are party, (i) changes, events, developments, occurrences, results or effects arising from or relating to (A) the taking of any action expressly permitted or required by this Agreement or taken at the express written request of Buyer or its Affiliates, (B) the failure to take any action if such action is prohibited by this Agreement, or (C) the announcement, execution or consummation of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, distributors, lessors, suppliers or other commercial partners, (j) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Buyer or its Affiliates) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), (k) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated by this Agreement or the financing thereof or (l) the matters expressly set forth on the Disclosure Schedule and any changes or developments in, or effects or results arising from or relating to, matters expressly set forth on the Disclosure Schedule, except in the case of the foregoing clauses (a), (b), (c), (d), (e) and (f), to the extent such facts, events, changes, effects, results, occurrences, circumstances or developments have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries and geographies in which they operate.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, clearance, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means (i) Liens for current Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (ii) statutory Liens of landlords and workers,’ carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business not yet overdue or that are being contested in good faith, (iii) Liens, easements, servitudes, covenants, conditions, restrictions, encroachments and other similar non-monetary matters affecting title to any assets of the Company or any of its Subsidiaries and other title defects which do not materially interfere with the present or proposed use of the properties by the Company or its Subsidiaries or assets they affect taken as a whole, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such leased real property and which are not violated in any material respect by the current use and operation of such leased real property or the operation of the business of the Company (v) Liens that will be released prior to or as of the Closing, (vi) Liens arising under this Agreement, (vii) Liens created by or through the Buyer, or (viii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company to conduct its business as currently conducted and do not materially adversely affect the value of, or the ability to sell, such personal properties and assets.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Pro Rata Basis” means, for each Seller, the ratio of (a) the aggregate Purchase Price per Seller to (b) the aggregate total Purchase Price, as set forth in Exhibit A hereto.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.  If the Company has no Subsidiaries, all references herein to Subsidiaries shall be disregarded.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, in each case, imposed by any Taxing Authority.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Transaction Proposal” means any written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all of the assets of the Company or any of its Subsidiaries, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Securities or any equity securities of any of their Subsidiaries, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction.

“$” means United States dollars.

(b)For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) the term “as of the Closing” or “as of the Closing Date” when used to calculate financial amounts in this Agreement will be as of 11:59 p.m. local time on the Closing Date.

Article II

PURCHASE AND SALE OF THE SECURITIES

2.1Purchase and Sale of the Securities.

(a)Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller will contribute, sell, transfer and deliver to the Buyer, and the Buyer will purchase and receive from each Seller all the Securities set forth opposite such Seller’s name on Exhibit A for an aggregate purchase price of 1,500,000 shares of common stock (the “Initial Purchase Price Shares”) and up to an additional 7,250,000 shares of common stock to be issued pursuant to the terms of the Equity Compensation Agreement (together with the Initial Purchase Price Shares, the “Purchase Price Shares”) of CFN Enterprises Inc. (collectively, the “Purchase Price”), payable as described below and allocated among the Sellers as set forth on Exhibit A.

(b)At the Closing, the Buyer will deliver to Sellers the Initial Purchase Price Shares to be divided among the Sellers on a Pro Rata Basis.

2.2Closing.  The consummation of the Acquisition and the other transactions contemplated hereby (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties on the day on which the last of the conditions to closing contained in Article VII of this Agreement (other than any conditions that by their nature are to be satisfied at the Closing) are satisfied or waived in accordance with this Agreement or such other date as the Buyer and the Sellers may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

2.3Transactions to be Effected at the Closing.

(a)At the Closing, the Buyer will issue to each Seller the Initial Purchase Price Shares in the applicable amounts reflected on Exhibit A, and (ii) deliver to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 7.2 of this Agreement.

(b)At the Closing, each Seller will (i) deliver to the Buyer a certificate or certificates representing the Securities, if certificated, duly endorsed or accompanied by unit powers, duly endorsed in blank and (ii) deliver to the Buyer all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to Section 7.1 of this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally, but not jointly, represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof.

3.1Authority and Enforceability.  Each Seller has the requisite power and authority, and, in the case of any Seller that is an individual, the requisite legal capacity, to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements and the consummation by each Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller and no other action is necessary on the part of such Seller to authorize this Agreement or any Ancillary Agreement or to consummate the Acquisition or the other transactions contemplated hereby or thereby.  This Agreement has been, and the Ancillary Agreements upon execution will be, duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against each Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2Noncontravention.

(a)Neither the execution and the delivery of this Agreement or any Ancillary Agreement, nor the consummation of the Acquisition or the other transactions contemplated by this Agreement or any Ancillary Agreement, will, with or without the giving of notice or the lapse of time or both, (i) to the actual knowledge of each Seller, violate any Law applicable to such Seller or (ii) violate any Contract related to the Company to which such Seller is a party, except in the case of clauses (i) and (ii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the assets, properties, condition (financial or otherwise), or operations of such Seller.

(b)The execution and delivery of this Agreement and any Ancillary Agreement by each Seller does not, and the performance of this Agreement by each Seller will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, condition (financial or otherwise), or operations of each Seller.

3.3The Securities.

(a)Each Seller holds of record and owns beneficially the issued and outstanding Securities of the Company set forth opposite such Seller’s name on Exhibit A, free and clear of all Liens (except for Permitted Liens and any restriction on transfer arising under applicable securities Laws).  The Securities set forth opposite each Seller’s name on Exhibit A correctly sets forth all Securities owned of record or beneficially by such Seller in the Company.

(b)No Seller is a party to any Contract obligating such Seller to vote or dispose of any Securities, or other equity or voting interests in, the Company.

(c)Each Seller has the full right to sell, convey, transfer, assign and deliver the Securities, without the need to obtain the consent or approval of any third party and the Buyer will have, good and valid record and title to the Securities, free and clear of all Liens (except in each case for any restriction on transfer arising under applicable securities Laws).

3.4Brokers’ Fees.  The Sellers do not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

3.5Understandings or Arrangements.  Each Seller is acquiring the Purchase Price Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Purchase Price Shares (this representation and warranty not limiting such Seller’s right to sell the Purchase Price Shares pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws).  Each Seller is acquiring the Purchase Price Shares hereunder in the ordinary course of its business.  Specifically, each Seller understands that the Purchase Price Shares are “restricted securities” and have not been registered under the Securities Act or any other applicable state securities law and is acquiring the Purchase Price Shares as principal for its own account, not as nominee or agent, and not with a view to or for distributing or reselling the Purchase Price Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of the Purchase Price Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Purchase Price Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting each Seller’s right to sell the Purchase Price Shares pursuant to a registration statement, if applicable, or otherwise in compliance with applicable federal and state securities laws).

3.6Seller Status.  As of the date hereof, each Seller was, and as of the Closing Date, each Seller will be either: (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

3.7Experience of Each Seller.  Each Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchase Price Shares, and has so evaluated the merits and risks of such investment.  Each Seller is able to bear the economic risk of an investment in the Purchase Price Shares and, at the present time, is able to afford a complete loss of such investment.

3.8Access to Information. Each Seller acknowledges that it has had the opportunity to review the Agreement and the Ancillary Agreements (including all exhibits and schedules thereto) and the Securities and Exchange Commission reports filed by CFN Enterprises Inc. and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Buyer concerning the terms and conditions of the offering of the Purchase Price Shares and the merits and risks of investing in the Purchase Price Shares; (ii) access to information about the Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

3.9Legend.  Each Seller agrees to the imprinting, so long as is required under the Securities Act, of a legend on any of the Purchase Price Shares in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT.  THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE DISTRIBUTED OR TRANSFERRED EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (ii) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, AND,

IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE ACT.

Article IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Each of the Sellers, severally, but not jointly, represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the schedule that will accompany this Agreement and be delivered in accordance with Section 6.10 (the “Disclosure Schedule”) corresponding to the applicable sections of this Article IV.  Each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule.  Any representation or warranty concerning the Company shall be deemed to be a representation concerning the Company and their Subsidiaries, if any, as a whole unless the context specifically requires otherwise.

4.1Organization; Standing and Power; Authority and Enforceability.

(a)The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted.  The Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)The Company has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby.  This Agreement has been, and the Ancillary Agreements upon execution will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto, constitute a legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.2Subsidiaries.  The Company has no Subsidiaries.

4.3Capitalization.

(a)Section 4.3 of the Disclosure Schedule sets forth the authorized, issued and outstanding Securities of the Company.

(b)The Company has no plans or agreements pursuant to which they have granted or committed to grant any option or right to acquire stock or membership interests or any other award payable in or based upon the stock or membership interests of the Company.  There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any stock or membership interests or other equity or voting interests of the Company and there are no “phantom interest” rights, interest appreciation rights or other similar rights with respect to the Company.  There are no Contracts of any kind to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional stock or membership interests, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, stock or membership interests, or other equity or voting interests in, the Company, or any “phantom interests” right, interest appreciation right or other similar right with respect to the Company, or obligating the Company to enter into any such Contract.

(c)There are no securities or other instruments or obligations of the Company, the value of which is in any way based upon or derived from any equity or voting interests of the Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which any of the Company’s members may vote.

(d)There are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire any stock or membership interests of, or other equity or voting interests in, the Company.  There are no voting trusts, registration rights agreements or stockholder or member agreements to which the Company is a party with respect to the voting of stock or membership interests in the Company or with respect to the granting of registration rights for any of the stock or membership interests in the Company.  There are no rights plans affecting the Company.

(e)Except as set forth in Section 4.3 of the Disclosure Schedule, the Company has no outstanding Indebtedness.

4.4Noncontravention.

(a)Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will (i) violate any provision of the articles of incorporation or bylaws (or comparable organization documents, as applicable) of the Company, (ii) assuming compliance with the filing and notice requirements set forth in Section 4.4(b)(i), violate any Law applicable to the Company on the date hereof or (iii) violate any Contract to which the Company is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.4 of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5Bank Statements.  Section 4.5 of the Disclosure Schedule contains true and complete copies of (i) the Company’s bank statements for the two years ended December 31, 2024 and December 31, 2023 and for the calendar year 2025 a month end that is no greater than sixty (60) days prior to the date on which the Disclosure Schedule is delivered to the Buyer in accordance with Section 6.10 of this Agreement (the “Bank Statements”)  Except as set forth in Section 4.5 of the Disclosure Schedule, the Bank Statements fairly present, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries as of the indicated dates and for the indicated periods (subject to normal year-end adjustments and the absence of notes).

4.6Taxes.  Except as set forth in Section 4.6 of the Disclosure Schedule:

(a)All material Tax Returns required to have been filed by the Company have been filed, and each such Tax Return reflects the liability for Taxes in all material respects.  All Taxes shown on such Tax Returns as due have been paid or accrued. The Company has provided the Buyer with federal and state Tax Returns for the two years ended December 31, 2024 and December 31, 2023.

(b)There is no audit pending against the Company in respect of any Taxes.  There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c)The Company has withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(d)The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)The Company is not a party to any Tax allocation or sharing agreement.

4.7Compliance with Laws and Orders; Permits.

(a)The Company is in compliance with all Laws and Orders to which the businesses of the Company is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)Section 4.7 of the Disclosure Schedule sets forth all Permits held by the Company.  The Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for them to conduct their businesses as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8No Undisclosed Liabilities.  The Company does not have any Liabilities, except for (a) Liabilities set forth in Bank Statements and (b) Liabilities which have arisen since the date of the Bank Statements in the ordinary course of business, (c) Liabilities arising in connection with the Acquisition or the transactions contemplated thereby, (d) Liabilities to be included in the computation of Indebtedness as of the Closing, (e) Liabilities disclosed on another section of the Disclosure Schedules, (f) Liabilities incidental to the existence of the Company and its Subsidiaries, and (g) other Liabilities which would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.  This representation will not be deemed breached as a result of a change in applicable Law or the Code after the Closing.

4.9Tangible Personal Assets.

(a)Except as set forth in Section 4.9 of the Disclosure Schedule, the Company has good title to, or a valid interest in, all of its tangible personal assets, free and clear of all Liens, except for Permitted Liens.

(b)The Company’s tangible personal assets are in operating condition and working order and repair, when taken as a whole, subject to ordinary wear and tear and repairs from time to time in the ordinary course of business and are suitable for the purposes for which they are currently being used.

4.10Real Property.  The Company does not own any real property.  Section 4.10 of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company is either lessor or lessee.  The Sellers have made available to the Buyer true and complete copies of each Real Property Lease.  All Real Property Leases are valid and binding Contracts of the Company and are in full force and effect (except for those that have terminated or will terminate by their own terms), and neither the Company nor, to the Knowledge of the Sellers, any other party thereto is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any Real Property Lease, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11Intellectual Property.

(a)Section 4.11 of the Disclosure Schedule sets forth a list that includes all material Intellectual Property owned or used by the Company that is registered or subject to an application for registration (the “Company Intellectual Property”) (including the jurisdictions where such Company Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(b)Except as set forth in Schedule 4.11 of the Disclosure Schedule, the Company has not permitted or granted a license to any Person to use any Company Intellectual Property.

(c)The Company has no licenses, other than “off the shelf” commercially available software programs, pursuant to which the Company has been granted a license to use Intellectual Property that is material to and used in the conduct of the business by the Company.

(d)To the Knowledge of the Sellers, the Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company Intellectual Property or pursuant to which the Company is licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12Absence of Certain Changes or Events.  Except as set forth in Section 4.12 of the Disclosure Schedule, since the date of the Bank Statements, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth in Section 4.12 of the Disclosure Schedule, since that date:

(a)the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

(b)the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $1,000 or outside the ordinary course of business;

(c)no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $1,000 to which the Company is a party or by which it is bound;

(d)the Company has not imposed any Liens upon any of its assets, tangible or intangible;

(e)the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $1,000 or outside the ordinary course of business;

(f)the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $1,000 or outside the ordinary course of business;

(g)the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(h)there has been no change made or authorized in the articles of incorporation or bylaws (or comparable documents) of the Company;

(i)the Company has not issued, sold, or otherwise disposed of any of its stock or membership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its stock;

(j)the Company has not made any loan to, or entered into any other transaction with, any of their directors, officers, and employees outside the ordinary course of business;

(k)the Company has not entered into any employment contract or modified the terms of any existing such contract or agreement providing for base compensation, severance or change of control payments in excess of $50,000 per annum that is not terminable by the Company or such Subsidiary upon notice of sixty (60) days or less;

(l)the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business in an amount greater than $50,000 per annum; and

(m)the Company has not committed in writing to do any of the foregoing.

4.13Contracts.

(a)Except as set forth in Section 4.13 of the Disclosure Schedule, as of the date hereof, the Company is not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Company to engage or compete in any manner of the business presently conducted by the Company; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for Indebtedness in excess of $1,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of equity, sale of assets or otherwise) other than this Agreement; or (v) Contract that involves performance of services or delivery of goods or materials by or to the Company in an amount or with a value in excess of $1,000 in the calendar year 2025.

(b)The Sellers have made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.13 of the Disclosure Schedule.  All such Contracts are valid and binding, all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and neither any Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14Litigation.  Section 4.14 of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to, or to the Knowledge of any of the Sellers is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

4.15Employee Benefits.

(a)Section 4.15 of the Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by the Company or any of their Subsidiaries (the “Company Benefit Plans”).  The Sellers have delivered or made available to the Buyer copies of (i) the Company Benefit Plan, (ii) the most recent summary plan description for the Company Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to the Company Benefit Plan intended to qualify under Section 401(a) of the Code or, with respect to a prototype or volume submitter plan, the most recent opinion letter from the IRS to the prototype plan or volume submitter plan sponsor.

(b)Except as set forth in Section 4.15 of the Disclosure Schedule: (i) none of the Company Benefit Plans is subject to Title IV of ERISA; (ii) the Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS or, with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the prototype plan or volume submitter plan sponsor, to the effect that such Company Benefit Plan is so qualified and, to the Knowledge of the Sellers, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) the Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Company, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, employee or independent contractor, or result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

4.16Labor and Employment Matters.  Section 4.16 of the Disclosure Schedule sets forth a list of all Company employees, including their salary and a benefits summary.  To the Knowledge of the Sellers, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company.  The Company is not a party to any collective bargaining agreement.  The Company is in material compliance with all foreign, federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and are not engaged in any unfair labor practice.  There is no charge pending or, to the Knowledge of the Sellers, threatened against the Company alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against the Company pending before the National Labor Relations Board or any similar entity.  The Company is in material compliance with all laws (i) with respect to classification of independent contractors and (ii) with respect to classification of employees as “exempt” or “nonexempt” from overtime requirements under applicable law.

4.17Environmental Matters.  Except for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company is in compliance with all applicable Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder protection of the environment (“Environmental Laws”), (ii) the Company possesses and is in compliance with all Permits required under any Environmental Law for the conduct of their operations and (iii) there are no Actions pending against the Company alleging a violation of any Environmental Law.

4.18Insurance.  Section 4.18 of the Disclosure Schedule sets forth a list of each insurance policy that covers the Company or its businesses, properties, assets, directors, officers or employees.  To the Knowledge of Sellers, such insurance policies (a) are in full force and effect in all material respects and the Company is not in violation or breach of or default under any of its obligations under any such insurance policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) are sufficient for compliance in all material respects by the Company with all requirements of Law and of all agreements to which the Company is a party, and (c) are valid, outstanding and enforceable policies.

4.19Brokers’ Fees.  Except as set forth in Section 4.19 of the Disclosure Schedule, the Company has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.20Certain Business Relationships with the Company.  Except as set forth in Section 4.20 of the Disclosure Schedule, no Seller, nor any Affiliate of a Seller, has been involved in any business arrangement or relationship with the Company within the past 12 months that involves more than $1,000, and no Seller, nor any Affiliate of a Seller, owns any material asset, tangible or intangible, which is used in the business of the Company.

4.21Equipment.  Section 4.21 of the Disclosure Schedule sets forth a complete and accurate list of all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property (collectively, the “Equipment”) owned by the Company other than items having a net book or market value individually of less than one thousand dollars ($1,000) or expensed for tax purposes, as of the date of the Bank Statements, and the Company has not acquired any Equipment in excess of such amount since such date.

4.22Suppliers.  Section 4.22 of the Disclosure Schedule sets forth a correct and complete list of the top 10 suppliers of the Company on a combined basis during the fiscal year ended December 31, 2024 and for the 4 month period ended April 30, 2025 and indicates with respect to each the name and dollar volume of business with the Company (including the primary categories, based on purchases or sales, of products or services bought or sold).  The Company is not required to provide any material bonding or other financial security arrangements in connection with its transactions with any supplier required to be disclosed on Section 4.22 of the Disclosure Schedule except as set forth therein.  Since the date of the Bank Statements, no supplier required to be disclosed on Section 4.22 of the Disclosure Schedule has terminated its relationship with, or materially reduced its sales to, the Company.

4.23Inventory.  Section 4.23 of the Disclosure Schedule sets forth a correct and complete list of all Inventory with an aggregate salable value in excess of $1,000.  All Inventory is owned by the Company, and all such inventory consists of a quality and quantity usable and salable for sale in the ordinary course of business at customary gross margins, except for any inventory that is obsolete, discontinued, damaged, or of below standard quality or merchantability that has been written down to realizable fair market value on the Bank Statements.

4.24Officers and Directors; Bank Accounts, Signing Authority, Powers of Attorney.  Section 4.24 of the Disclosure Schedule lists all officers and directors (or equivalent governing positions) of the Company.  Except as set forth in Section 4.24 of the Disclosure Schedule, the Company does not have an account or safe deposit box in any bank and no Person has any power, whether solely or jointly, to sign any checks on behalf of the Company, to withdraw any money or other property from any bank, brokerage or other account of the Company or to act under any power of attorney granted by the Company at any time for any such purpose.  Section 4.24 of the Disclosure Schedule also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of the Company.

4.25Accounts Receivable.  Except as set forth in Section 4.25 of the Disclosure Schedule, all Accounts Receivable arose in the ordinary course of the business and represent or will represent valid obligations due.

4.26Customers. Section 4.26 of the Disclosure Schedule sets forth a correct and complete list of the top 10 customers of the Company on a combined basis during the fiscal year ended December 31, 2024 and for the 4 month period ended April 30, 2025 and indicates with respect to each the name and dollar volume of business with the Company (including the primary categories, based on purchases or sales, of products or services bought or sold).  Since the date of the Bank Statements, no supplier required to be disclosed on Section 4.26 of the Disclosure Schedule has terminated its relationship with, or materially reduced its purchases from, the Company.

4.27No Other Representations and Warranties.  Except for the representations and warranties contained in Article III and this ARTICLE IV (including the related portions of the Disclosure Schedule), none of the Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material delivered to Buyer or made available to Buyer in any virtual data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Sellers that each statement contained in this Article V is true and correct as of the date hereof.

5.1Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2Authorization.  The Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer, and no other action is necessary on the part of the Buyer to authorize this Agreement or the Ancillary Agreements or to consummate the Acquisition or the other transactions contemplated hereby or thereby.  This Agreement has been, and the Ancillary Agreements upon execution will be, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each other party hereto, constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.  The Purchase Price Shares are duly authorized and, when issued, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens other than Liens imposed by the Buyer as provided for in this Agreement or imposed by applicable securities laws.

5.3Noncontravention.

(a)Neither the execution and the delivery of this Agreement or any Ancillary Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement or any Ancillary Agreeement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement or any Ancillary Agreement.

(b)The execution and delivery of this Agreement or any Ancillary Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) post-closing securities filings or notifications required to be made under federal securities laws, or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Buyer and any of its Subsidiaries, taken as a whole.

5.4Brokers’ Fees.  The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Sellers or the Company.

5.5Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers and the Company for such purpose.  Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Sellers and the Company set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedule); and (b) none of the Sellers, the Company or any other Person has made any representation or warranty as to the Sellers, the Company or this Agreement, except as expressly set forth in Article III and ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedule).

Article VI

COVENANTS

6.1Consents.  The Company will use its commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

6.2Operation of the Company’s Business.  During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), shall:

(a)use commercially reasonable efforts to carry on its business in a manner consistent with past practice;

(b)maintain the properties and other assets of the Company in good working order (normal wear excepted); and

(c)use commercially reasonable efforts to maintain its business and employees, customers, assets and operations as a going concern and in accordance with past practice.

6.3Access.  During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company will provide reasonable access to the Company’s financial, accounting, business records, contracts and other legal documents maintained by the Company for the purpose of the Buyer completing its due diligence investigation.  Buyer shall not contact or communicate with any of the Company’s employees, customers, suppliers or advisors without the prior written consent of the Company and in the presence of the Company’s management.  The parties hereto will cooperate to complete due diligence in a reasonably expeditious timeframe.

6.4Transfer of Cash and Cash Equivalents.  On or prior to the Closing, the Company and Sellers will use commercially reasonable efforts to transfer, or cause to be distributed all cash and cash equivalents of the Company to, among other things, pay any fees owed by Company to brokers or advisors, to repay any Indebtedness and to distribute cash the Sellers.

6.5Notice of Developments.  The Sellers and the Company will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of their respective representations, warranties, covenants or other agreements contained herein.  The Buyer will give prompt written notice to the Sellers and the Company of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.  The delivery of any notice pursuant to this Section 6.5 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

6.6No Solicitation.

(a)The Company will, and will cause each of their Representatives, including, without limitation, the Sellers to, cease immediately any existing discussions regarding a Transaction Proposal.

(b)During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, without the prior consent of the Buyer, no Company will, nor will they authorize or permit any of their respective Representatives, including, without limitation, the Sellers to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  The Sellers shall immediately communicate to the Buyer the terms of any Transaction Proposal received by any of the Sellers or the Company, or any of their Representatives.

6.7Covenant not to Compete.  For a period of three (3) years from and after the Closing (the “Noncompetition Period”), each Seller, severally and not jointly, shall not induce or attempt to induce any customer or supplier of the Buyer or any Affiliate of the Buyer as of the Closing Date to terminate its relationship with the Buyer or any Affiliate of the Buyer.  During the Noncompetition Period, each Seller, severally and not jointly, shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, solicit or attempt to solicit the employment any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an Affiliate of the Buyer as of the Closing Date, provided, however, that each Seller may undertake such actions directed to the general public (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements) which shall not constitute solicitation under this Section 6.7.

6.8Financial Information.  The Sellers shall reasonably cooperate with the Buyer and the Buyer’s independent certified public accounting firm, at the Buyer’s sole expense, in order to enable the Buyer to create audited financial statements prepared in accordance with GAAP for the two full fiscal years preceding the Closing Date by making available the Company’s records as they are maintained in the ordinary course of business and answering reasonable questions.

6.9Taking of Necessary Action; Further Action.  Subject to the terms and conditions of this Agreement, the Sellers, the Company and Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable.

6.10Disclosure Schedule.  The parties acknowledge and agree that (i) the Sellers and the Company have not yet delivered the Disclosure Schedule to this Agreement to the Buyer, and (ii) the Buyer has not been provided with copies of, nor had an opportunity to review, the items to be referred to on the Disclosure Schedule.  The Seller shall deliver (and shall cause the Company to deliver) to the Buyer all of the schedules, including a definitive Disclosure Schedule to the Agreement, and documents referred to thereon, in final form as soon as promptly practicable after the Buyer and the Sellers mutually agree upon a Closing Date.  The Buyer shall have 15 days following delivery of such schedules and such documents in which to terminate this Agreement in writing if the Buyer objects to any information contained in such schedules or the contents of any such document and the Buyer and Sellers cannot agree on mutually satisfactory modifications thereto.

6.11Confidentiality.  Reference is made to that certain Non-Disclosure Agreement, dated April 11, 2025, by and among the Company and the other parties thereto (the “Confidentiality Agreement”).  Effective upon the Closing, the Confidentiality Agreement will terminate; provided, however, that prior to the Closing, in addition to the exclusions set forth in the Confidentiality Agreement, “Confidential Information” as defined in the Confidentiality Agreement shall not include information which is disclosed by the Buyer pursuant to Applicable Law, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations promulgated thereunder.  From and after the Closing each of the Sellers will treat and hold as confidential, refrain from using any of the Confidential Information (as defined in the Confidentiality Agreement) except in connection with this Agreement or the transactions contemplated hereby, and except as required in connection with its rights or obligations under this Agreement, deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession.  In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer as promptly as practicable of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.11.  If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its reasonable efforts to obtain, at the request and sole expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.  The foregoing provisions shall not apply to any Confidential Information which: (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Seller in violation of this Agreement); (ii) was available to the Seller on a non-confidential basis from a source other than the Buyer, provided that such source, to the Knowledge of such Seller, is not and was not bound by a confidentiality agreement with respect to such information or otherwise prohibited from transmitting such information by a contractual, legal, or fiduciary obligation; or (iii) has been independently acquired or developed by the Seller without reference to the Confidential Information.

Article VII

CONDITIONS TO OBLIGATIONS TO CLOSE

7.1Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a)The representations and warranties of the Sellers set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)Each Seller and the Company will have performed all covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of each Seller and the Company to consummate the Acquisition or perform its other obligations hereunder.

(c)The parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d)No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e)The Sellers shall have obtained the consents, permits, licenses, approvals or notifications of any lenders, lessors, suppliers, customers or other third parties required to consummate the Acquisition.

(f)The Sellers shall have obtained and delivered to Buyer pay-off letters and releases of the Liens relating to indebtedness from any persons who hold secured indebtedness of any of the Company at the Closing, and such payoff letters shall be in form and substance reasonably satisfactory to Buyer.

(g)The Ancillary Agreements shall have been executed and delivered.

(h)The Sellers shall have delivered to Buyer any consents required under the Contracts.

(i)The Company shall have delivered evidence reasonably satisfactory to the Buyer of such Company’s organization and proceedings and its existence in the jurisdiction in which it is formed, including evidence of such existence as of the Closing.

(j)The Company shall have delivered to Buyer a certificate, executed by an officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that each of the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied in all respects.

(k)The Sellers shall have delivered to Buyer a final Schedule of Sellers in the form attached hereto as Exhibit A.

7.2Conditions to Obligation of the Sellers and the Company.  The obligation of the Sellers and the Company to consummate the Acquisition is subject to the satisfaction or waiver by the Sellers of the following conditions:

(a)The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement.

(b)The Buyer will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement.

(c)The parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d)No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e)The Buyer shall have obtained any consents, permits, licenses, approvals or notifications of any Governmental Entities, lenders, lessors, suppliers, customers or other third parties required to consummate the Acquisition.

(f)The Buyer shall have delivered to the Sellers the Initial Purchase Price Shares.

(g)The Buyer shall have delivered to the Company a certificate of the Buyer, executed by an officer of the Buyer, dated as of the Closing Date, certifying on behalf of the Buyer that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied in all respects.

Article VIII

TERMINATION; AMENDMENT; WAIVER

8.1Termination of Agreement.  This Agreement may be terminated as follows:

(a)by mutual written consent of the Buyer and the Sellers at any time prior to the Closing;

(b)by either the Buyer or the Sellers if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c)by either the Buyer or the Sellers if the Closing does not occur on or before the ninetieth (90th) day following the date of this Agreement; provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(d)by the Buyer if any Seller or any Company has breached its respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied;

(e)by the Sellers if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied; or

(f)pursuant to the provisions of Section 6.10 hereof.

8.2Effect of Termination.

(a)In the event of termination of this Agreement as provided in Sections 8.1(a) – (f), this Agreement will terminate and all rights and obligations of the parties under this Agreement automatically end without any Liability (other than with respect to any suit for breach of Sections 6.6 (No Solicitation) and 6.11 (Confidentiality) of this Agreement) on the part of the Buyer, the Company or the Sellers (or any member, stockholder agent, consultant or Representative of any such party); provided, that the provisions of Section 6.11, Sections 10.1 through 10.15 and this Section 8.2 will survive any termination hereof pursuant to Section 8.1.

8.3Amendments.  This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Company and the Sellers.

8.4Waiver.  At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Sellers and the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Sellers or the Company.  Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer.  At any time prior to the Closing, the Sellers and the Company may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer.  Any agreement on the part of the Sellers and the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Sellers and the Company.  Except for any waiver under the preceding sentences of this Section 8.4, the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.  The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Article IX

INDEMNIFICATION

9.1Survival.  The representations, warranties made herein and in any certificate delivered in connection herewith shall survive for a period of twenty four (24) months following the Closing Date, at which time they shall expire; provided, however, that (a) the representations and warranties set forth in Sections 3.1, 3.3, 4.1, 4.3, and 4.6 of this Agreement (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved.  Unless a specified period is set forth in this Agreement (in which event such specified period will control), and for covenants that by their terms are to be performed after the Closing Date, all agreements and covenants contained in this Agreement will survive the Closing and remain in effect until thirty (30) days after the expiration of the applicable statutes of limitations.  To avoid any doubt, the parties hereto agree that the time limitations herein limit the time in which a claim may be brought even though such time limits may be less than those otherwise afforded under applicable statutes of limitations.  In the event that a claim has been brought within such time periods, the running of such time prior to the final adjudication of such claim shall not time bar the continuation of such claim.

9.2Indemnification by Sellers.  From and after the Closing, each Seller, on a joint and several basis, hereby agrees to indemnify, defend and save the Buyer and, to the extent applicable, its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all direct and actual Liabilities, deficiencies, demands, claims, Actions, assessments, losses, costs, expenses, interest, fines, penalties and damages (including reasonable fees and expenses of attorneys and accountants but excluding any special, incidental, indirect, exemplary, punitive or consequential damages (including lost profits, loss of revenue or lost sales, or amounts calculated as a multiple of earnings, profits, revenue, sales or other measure)) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of such Seller or the Company contained in Article III or IV of this Agreement or (b) the failure of such Seller to perform any of its covenants or obligations contained in this Agreement.

9.3Indemnification by Buyer.  From and after the Closing, the Buyer agrees to indemnify, defend and save the Sellers and to the extent applicable, the Sellers’ Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article V of this Agreement or (b) the failure of the Buyer to perform any of its covenants or obligations contained in this Agreement.

9.4Third Party Indemnification Procedures; Direct Claim Procedures.

(a)If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall promptly give written notice to the other party (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under this Article IX.  Such notice shall contain details reasonably sufficient to disclose to the Indemnifying Party the nature and scope of the claim including an estimate of the amount of claimed Losses (if known and quantifiable) and copies of all relevant pleadings, documents and information.  Any failure in the delivery of such notice shall not affect the obligations of the Indemnifying Party, except to the extent (and only to the extent) that the rights and remedies of the Indemnifying Party are prejudiced as a result of the failure to give, or delay in giving, such notice.

(b)The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 9.4(b), shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided, that (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; provided, further, that the Indemnifying Party shall not have the right to defend against such Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or other equitable relief against any

Indemnified Party or any of its Affiliates, or (C) the Indemnified Party shall in good faith determine after consultation with outside counsel that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party in respect of a Third Party Claim that would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party.

(c)The Indemnifying Party shall notify the Indemnified Party within fifteen (15) days after having received any claim notice with respect to whether or not it is exercising its right to defend the Indemnified Party against the Third Party Claim.  If the Indemnifying Party has the right to and elects to assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.4, (i) the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (which counsel shall be subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), (ii) the Indemnifying Party shall not enter into any settlement agreement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) and (iii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ at its expense separate counsel of its choice for such purpose (in which case the counsel of the Indemnifying Party shall reasonably cooperate with such separate counsel to facilitate such participation, including (x) promptly providing to such separate counsel copies of all written materials received in respect of the Third Party Claim, (y) providing such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such Third Party Claim (which such comments shall be considered in good faith) and (z) providing the opportunity to participate in all meetings (whether in person, by teleconference or otherwise) relating to such Third Party Claim).

(d)If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(c) within fifteen (15) days after receipt of notice of a Third Party Claim, or the Indemnifying Party is otherwise not entitled to defend the Indemnified Party pursuant to Section 9.4(b), then the Indemnified Party may defend, and be reimbursed by the Indemnifying Party for its reasonable costs and expenses in regard to, the Third Party Claim with counsel selected by the Indemnified Party in all appropriate proceedings.  In such circumstances, the Indemnified Party may defend any such Third Party Claim and have full control of such defense and proceedings including the settlement, compromise or discharge thereof; provided, however, that no such Third Party Claim shall be settled, compromised or discharged by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).  The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim described in this Section 9.4(d) and to employ one separate counsel of its choice for such purpose (in which case the counsel of the Indemnified Party shall reasonably cooperate with such separate counsel to facilitate such participation, including (x) promptly providing to such separate counsel copies of all written materials received in respect of the Third Party Claim, (y) providing such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such Third Party Claim (which such comments shall be considered in good faith) and (z) providing the opportunity to participate in all meetings (whether in person, by teleconference or otherwise) relating to such Third Party Claim).  The fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

(e)Each party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided that no Indemnified Party, upon reasonable advice of counsel, shall have any obligation to disclose any information the disclosure of which would reasonably be expected to result in a violation of applicable Law or is subject to attorney-client or any other privilege, and if requested by an Indemnified Party, the Indemnifying Party will enter into an appropriate joint defense agreement (or other privilege-preserving agreement) in connection with obtaining access to such information.

9.5Direct Claim Procedures.  In the event an Indemnified Party brings a claim for indemnity against an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall give prompt notice in writing of such Direct Claim to the Indemnifying Party.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (excluding anything subject to attorney-client or similar privilege) with respect thereto and shall indicate the estimated amount, if reasonably known and quantifiable and assuming the truth of the facts asserted therein, of the Losses that have been or may be sustained by the Indemnified Party; provided, however, that (a) the notice with respect to a Direct Claim (a “Direct Claim Notice”) need only specify such information to the knowledge of such Indemnified Party as of the date of such notice and (b) shall be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Direct Claim Notice.  The Indemnifying Party shall have sixty (60) days after its receipt of such notice to respond in writing to such Direct Claim Notice.  During such 60-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s, the Company’ and its Subsidiaries’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  The Indemnifying Party may object to a claim for indemnification set forth in a Direct Claim Notice by delivering a notice to the Indemnified Party seeking indemnification within sixty (60) days of the delivery of the applicable Direct Claim Notice (the “Direct Claim Objection Deadline”), setting forth in reasonable detail the objections to the Direct Claim.  If the Indemnifying Party notifies the applicable Indemnified Party that it objects by the Direct Claim Objection Deadline or fails to object by the Direct Claim Objection Deadline, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

9.6Limitation on Indemnification Obligation.  Notwithstanding anything in this Agreement to the contrary, the liability of the Sellers to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 9.2(a) is subject to the following limitations:

(a)The Sellers shall not, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2 (other than with respect to Fundamental Representations or for actual fraud in the making of representations or warranties of the Sellers in this Agreement (“Fraud”)) that exceed $2,000,000.  The Sellers’ aggregate liability for Fraud or for the breach of Fundamental Representations shall be limited to the Purchase Price.

(b)The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) (other than with respect to Fundamental Representations) until and unless the aggregate amounts indemnifiable for such breaches exceeds $200,000.  In the event the Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceed $200,000, the Buyer Indemnified Parties shall be entitled to all Losses without regard to such threshold.

(c)The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2 unless the claim therefor is asserted in writing on or prior to the expiration of the applicable representation and/or warranty.

(d)All indemnification payments pursuant to this Article IX shall be deemed to be adjustments to the Purchase Price.

(e)Subject to the limitations contained in this Article IX, each of the Seller’s liability under this Article IX is limited to the amount of cash actually received by such Seller pursuant to this Agreement and allocated among the Sellers on a Pro Rata Basis; provided, however, that in no event shall one Seller be liable for the Fraud of another Seller.  Each of the parties hereto acknowledges and agrees that following the Closing, the indemnification provisions of this Article IX shall be the sole and exclusive remedies of the Buyer Indemnified Parties for any matter arising out of this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, a party hereto may bring an Action to enforce this Article IX.

9.7Payments.  Payments of all amounts owing by an Indemnifying Party under this Article IX shall be made promptly upon the final determination in accordance with this Article IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

9.8Tax Refunds, Insurance Proceeds and Other Payments.  The amount of any and all Losses for which indemnification is provided pursuant to this Article IX will be net of any Tax benefit to which an Indemnified Party is entitled by reason of payment of such Liability (taking into account any Tax cost or reduction in such Tax benefits by reason of receipt of the indemnification payment) and any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements receivable by, or payable in kind to, the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto.  In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party.  The Buyer will use (and will cause its Affiliates to use) commercially reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses).

9.9Mitigation.  The Indemnified Party will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

Article X

MISCELLANEOUS

10.1Press Releases and Public Announcement.  Neither the Buyer on the one hand, nor the Sellers or the Company on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that, the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable Law.

10.2No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.3Entire Agreement.  This Agreement and the Ancillary Agreements (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

10.4Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Sellers, and, in the case of assignment by the Sellers or the Company, the Buyer.

10.5Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.6Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile or electronic mail transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses of the parties as specified below:

If to the Buyer:c/o CFN Enterprises Inc.
600 East 8th Street
Whitefish, MT 59937

Attn: Brian Ross
Email: brian@accelerize.com

with a copy to:Dentons US LLP
1221 Avenue of the Americas
New York, New York 10020
Attn: Rob Condon, Esq.
Email: rob.condon@dentons.com

If to the Company:J Street Capital Partners, LLC
4208 NE 21st St.

Ft Lauderdale, FL 33308

Attn. Peter Weitz

with a copy to:Jay Molloy, Esq.

1045 Elm St., Ste 204

Manchester, NH  03101

jay@cdsconsultingllc.com

If to the Sellers:To the addresses specified on Exhibit A hereto

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

10.7Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

10.8Consent to Jurisdiction and Service of Process.  EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS.  EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.9Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

10.10Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, (d) with respect to the Sellers’ obligations in Section 6.7 of this Agreement, the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision and (e) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.11Expenses.  Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.  As used in this Section 10.11, “expenses” means the fees and out-of-pocket expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

10.12Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13Limited Recourse.  Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the parties hereunder or in any Ancillary Agreement will be without recourse to any stockholder or member of such party or any of such stockholder’s or member’s Affiliates, or any of their respective Representatives or agents (in each case, in their capacity as such).

10.14Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or in equity.

10.15Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S.  federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

CFN ENTERPRISES INC.

By: /s/ Mario Marsillo
Name: Mario Marsillo
Title: CIO

COMPANY:

J STREET CAPITAL PARTNERS, LLC

By: /s/ Peter Weitz

Name: Peter Weitz

Title: CEO

SELLERS:

/s/ Peter Weitz